Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-203184, 333-132624, 333-170515 and 333-221514) of TransAct Technologies Incorporated of our report dated March 18, 2019, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the second paragraph of Management’s Annual Report on Internal Control Over Financial Reporting, as to which the date is November 21, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
November 21, 2019